Exhibit 99

Analyst Contact:

Media Contact:

Jonathan Peisner

Julie Vincent

(317) 249-4390

(317) 249-4233

jpeisner@adesa.com	jvincent@adesa.com

ADESA Reports First Quarter 2005 Results

Continued Expense Control Drives EPS of $0.38 per Share

Carmel, IN, April 28, 2005 — ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today reported its first quarter financial results for the period ended March 31, 2005.  For the first quarter 2005, the Company reported net income of $35.0 million or $0.38 per share, on revenue of $244.0 million.  For the first quarter of 2004, ADESA reported net income of $33.3 million or $0.38 per share, on revenue of $247.3 million.  Per share amounts for the first quarter of 2005 are based upon a weighted average share count of 91.2 million shares versus 88.6 million shares in the first quarter of 2004.

First Quarter and Recent Highlights:

•        Achieved first quarter 2005 operating profit of $52.3 million for Auction and Related Services segment and $17.0 million for Dealer Financing segment (AFC);

•        Strengthened management team via promotions of Brad Todd to Chief Operating Officer of ADESA Corporation, LLC (ADESA’s U.S. used vehicle auction subsidiary) and Paul Lips to Senior Vice President of Operations of ADESA Corporation, LLC.  Todd will continue to serve as President of AFC;

•        Continued growth of ADESA’s real-time interactive Internet bidding system, LiveBlock™.  As compared to the first quarter of 2004, nearly tripled the number of LiveBlock dealers while achieving greater than a five-fold increase in number of LiveBlock auctions;

•        Achieved record first quarter 2005 volume at AFC of 278,977 loan transactions;

•        Repurchased approximately 0.3 million shares during the first quarter and an additional 1.0 million shares through April 26, 2005, for a combined cost of approximately $31.1 million;

•        Declared third consecutive quarterly dividend of $0.075 per share

“As demonstrated by our first quarter 2005 performance, ADESA generated solid growth in earnings despite the constraints in institutional vehicle supply,” said ADESA Chairman, President and Chief Executive Officer, David Gartzke.  “The recent promotions of Brad Todd and Paul Lips, in tandem with our continued technology investments, should further strengthen our competitive position.  In summary, I’m quite proud of these achievements which are a testament to the ADESA team’s ability to leverage our business model, control costs and deliver value for both our customers and shareholders.”

Quarterly Consolidated Results

For the first quarter of 2005, the Company reported revenue of $244.0 million, as compared with revenue of $247.3 million in the first quarter of 2004.   The $3.3 million decline in revenue for the first quarter of 2005 was primarily due to declines in used vehicles sold and revenue per loan transaction at AFC.  The decline in revenue was partially offset by increases in the number of loan transactions processed as well as an increase in revenue per vehicle sold.

Net income for the current quarter was $35.0 million or $0.38 per share, as compared with net income of $33.3 million or $0.38 per share in the first quarter of 2004.  Results for the first quarter of 2005, which benefited from the company’s ability to control both operating and non-operating costs, included impacts of an additional 2.6 million weighted average shares outstanding, as well as pre-tax incremental interest and corporate expenses totaling $7.0 million, or $4.3 million after-tax.  The incremental interest and corporate expenses in the first quarter of 2005 were the result of the Company’s June 2004 recapitalization and additional infrastructure required to operate as an independent public company.

Quarterly Segment Results

First quarter 2005 operating profit for the Company’s Auction and Related Services segment increased 17 percent to $52.3 million, as compared with $44.8 million in the first quarter of 2004.  Due to favorable Canadian currency translation of $3.1 million (or six dollars per vehicle sold), the benefits of selective fee increases and additional revenue related to the Company’s online services, revenue per vehicle sold increased to $418 as compared with $406 for the same quarter in 2004.

For the first quarter of 2005, the Company’s Dealer Financing segment reported a $17 million operating profit, as compared with $16.7 million in the first quarter of 2004. The increase in the current quarter was primarily due to record first quarter loan transaction volume of nearly 279,000, which more than offset a six-dollar decrease in revenue per loan transaction to $104.

Quarterly segment income statements, including statistical information for fiscal years 2002 through 2005, can be found under the investor relations section of the Company’s website www.adesainc.com.

2005 Outlook

As discussed on the Company’s February, 2005 conference call, ADESA continues to expect 2005 income from continuing operations to be approximately $1.37 to $1.43 per share.  This guidance includes expected increases in interest expense and corporate expenses resulting from a full year of ADESA as an independent public company as well as expected increases in depreciation and amortization.

ADESA provides earnings guidance on a continuing operations basis because management believes that this presentation provides useful information to investors to assist them in evaluating the Company’s results period over period.  As a result, guidance does not reflect matters classified as discontinued operations.  In addition, the earnings guidance does not contemplate such future items as business development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments), significant litigation, and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the Company’s reported results for a period.  Prospective quantification of these items is generally not reasonable.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The Company’s operations span North America with 53 ADESA used vehicle auction sites, 30 Impact salvage vehicle auction sites and 83 AFC loan production offices. For further information on ADESA, Inc., visit the Company’s Web site at http://www.adesainc.com.

Earnings Webcast Information

As previously announced, ADESA will conduct a live Webcast, including presentation visuals, tomorrow, Friday, April 29th, at 9:00 a.m. Eastern Daylight Time.  The live Webcast of the conference call, including slides, will be accessible through ADESA’s Web site at www.adesainc.com.  The Company recommends that users go to the program at least 10 minutes prior to its start to ensure a connection.  The telephonic replay will be archived on the ADESA Web site through Friday, May 13, 2005.

The call will be hosted by ADESA’s Chairman, President and Chief Executive Officer, David Gartzke, and Chief Financial Officer, Cam Hitchcock.  The call will feature a review of operating highlights and financial results for the first quarter of 2005.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements, including statements regarding anticipated financial results, the Company’s competitive position and the Company’s 2005 outlook are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors including: general business conditions; market trends; competition; weather; vehicle production; trends in new and used vehicle sales; business development activities, including acquisitions; economic conditions, including exchange rate and interest rate fluctuations; litigation developments; and the other risk factors described in the Company’s Annual Report on Form 10-K, and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission.  Many of these risk factors are outside of the Company’s control, and as such, they involve risks which are not currently known to the Company that could cause actual results to differ materially from forecasted results.  The forward-looking statements in this document are made as of the date hereof and the Company does not undertake to update its forward-looking statements.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	U.S. GAAP Reported		U.S. GAAP Reported	Non-Recurring Item (1)	Adjusted

Operating revenues
Auction and related services	$215.0		$218.4		$218.4
Dealer financing	29.0		28.9		28.9
Total operating revenues	244.0		247.3		247.3

Operating expenses
Cost of services	115.2		120.8		120.8
Selling, general and administrative	55.5	(2)	59.2	$(1.2)	58.0
Depreciation and amortization	9.2		9.2		9.2
Total operating expenses	179.9		189.2	(1.2)	188.0

Operating profit	64.1		58.1	1.2	59.3

Interest expense	8.1	(3)	4.0		4.0
Other income	(1.5)		(0.8)		(0.8)

Income before income taxes	57.5		54.9	1.2	56.1

Income taxes	22.5		21.6	0.4	22.0

Net income	$35.0		$33.3	$0.8	$34.1

Earnings per share—basic	$0.39		$0.38	$—	$0.38

Earnings per share—diluted	$0.38		$0.38	$—	$0.38

Weighted average shares outstanding:
Basic	90.69		88.60		88.60
Diluted	91.19		88.60		88.60

(1)              The non-recurring item in the first quarter of 2004 represents transaction costs consisting primarily of legal and professional fees associated with the Company’s initial public offering and separation from ALLETE.

(2)              Includes incremental pre-tax corporate expenses of $2.9 million ($1.8 million after-tax).  Incremental corporate expenses consist of salaries, benefits and other expenses due to the addition of corporate level personnel, professional fees, incremental insurance and other costs necessary to support an independent public company.

(3)              Includes incremental pre-tax interest expense of $4.1 million ($2.5 million after-tax) resulting from the Company’s recapitalization in 2004.

ADESA, Inc.

Condensed Consolidated Balance Sheets

(In millions)

	March 31, 2005	December 31, 2004
	(unaudited)

Cash and cash equivalents	$341.6	$309.4
Trade receivables, net	286.0	161.1
Finance receivables, net	266.6	218.6
Other current assets	43.4	41.7

Total current assets	937.6	730.8

Other assets	607.7	604.5
Property and equipment, net	583.9	578.2

Total assets	$2,129.2	$1,913.5

Current liabilities, excluding current maturities of debt	$534.9	$335.5
Current maturities of debt	37.1	37.1

Total current liabilities	572.0	372.6

Long-term debt	469.7	479.0
Other non-current liabilities	51.1	50.5
Stockholders’ equity	1,036.4	1,011.4

Total liabilities and equity	$2,129.2	$1,913.5

ADESA, Inc.

Reconciliation of EBITDA

(In millions)

	Three Months Ended March 31,
	2005	2004

Net Income (1)	$35.0	$33.3
Add back:
Income taxes	22.5	21.6
Interest expense	8.1	4.0
Depreciation and amortization	9.2	9.2
EBITDA (1)	$74.8	$68.1

Non-recurring transaction-related expenses (2)	—	1.2
EBITDA excluding non-recurring expenses (1)	$74.8	$69.3

(1)              Includes incremental pre-tax corporate expenses of $2.9 million for the three months ended March 31, 2005 ($1.8 million after tax).  Incremental corporate expenses consist of salaries, benefits and other expenses due to the addition of corporate level personnel, professional fees, incremental insurance and other costs necessary to support an independent public company.

(2)              Non-recurring transaction costs consist primarily of legal and professional fees associated with the Company’s initial public offering and separation from ALLETE.

The Company believes that EBITDA is a useful supplement and meaningful indicator of earnings performance to be used by its investors, financial analysts and others to analyze the Company’s financial performance and results of operations over time.  EBITDA is also used by the Company’s creditors in assessing debt covenant compliance.  While the Company believes that EBITDA is an  important financial measure, it is  not presented as an alternative to income from continuing operations or net income as an  indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP).  These measures may not be comparable to similarly titled measures reported by other companies.  A reconciliation of net income, the comparable GAAP measure, to EBITDA for each of the fiscal periods indicated is presented above.